Exhibit 14.1

Brightman Almagor & Co.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 11, 2006 included in Nova’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005 into the Form S-8 Registration Statements for Nova Measuring Instruments Ltd., filed with the Securities and Exchange Commission on the following dates: September 13, 2000 (File No. 333-12546); March 5, 2002 (File No. 333-83734); December 24, 2002 (File No. 333-102193); March 24, 2003 (File No. 333-103981); May 17, 2004 (three files; File Nos. 333-115554, 333-115555, and 333-115556); March 7, 2005 (File No. 333-123158); December 29, 2005 (File No. 333-130745) and January 5, 2006 (two files, File Nos.333-102193 and 333-115556).

Brightman Almagor & Co.

Certified Public Accountants

A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel

June 29, 2006

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